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                                                                  Exhibit 12


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratio of earnings to fixed charges for the periods shown.


                       SIX MONTHS ENDED
                           JUNE 30,            YEAR ENDED DECEMBER 31,
                       ----------------  ------------------------------------
                         1997    1996    1996    1995    1994    1993    1992
                        ------  ------  ------  ------  ------  ------  ------
Ratio of earnings to
  fixed charges......... 30.55   21.49   19.95   23.35   15.14   123.57   294.51

   The ratio of earnings to fixed charges has been computed by dividing operating income by interest expense.